  EXHIBIT 99.1

Greenfield Farms Food, Inc. Announces Signing of Asset Purchase Agreement

Company acquires assets that generated $19 million of sales in 2017

DALLAS, TX / ACCESSWIRE / January 18, 2018 / Greenfield Farms Food, Inc. ("GRAS" or the "Company") (OTC PINK: GRAS) today announced that on January 16, 2018, it closed an Asset Purchase Agreement and has acquired certain assets of Ngen Technologies USA Corp. (“NUSA”) and NUSA’s wholly owned subsidiary, Ngen Technologies Korea, LTD (“NKOR”). NKOR is in the business of research, design and manufacturing of proprietary 3D mobile display module for the smartphone and other telecom OEM’s. The 3D module once installed during the MCD or OLED manufacturing stage, allows the display of 3D content without the use of 3D glasses (the “NKOR Business”). NUSA and NKOR are entities controlled by our officers and directors.

The assets acquired as of the closing date of the Asset Purchase Agreement include the proprietary technology, manufacturing know-how, purchase orders, contracts, inventory, accounts receivable and fixed assets related to the NKOR Business, which generated approximately $19 million (unaudited) in revenues in 2017. To acquire the assets, GRAS issued a $7 million promissory note with a balloon payment due on January 16, 2022. The Note carries a 5% per annum interest rate, with interest payments due quarterly.

Dr. Jason Koo, CEO stated, “I am very excited to have acquired the mobile 3D technology business that Ngen has developed. The technology is well poised to capture opportunities in the mobile gaming, movie streaming and other consumer applications.” The acquisition of these assets brings immediate revenue into GRAS and combined with our unique automotive technology business, we anticipate significant revenue growth and profitability.”

About Greenfield Farms Food, Inc.

Greenfield Farms Food, Inc. is a publicly-traded nominally capitalized company that recently acquired assets to two technologies; automotive technology and 3D mobile display modules for smartphones and other OEM’s products. The Company designs, develops and manufactures state of the art automotive technologies including our muffler/silencer systems that relieves the back-pressure issue of trucks and automobiles allowing the engine and transmission to perform at maximum efficiency which increases fuel mileage while extending engine and transmission life. The 3D module once installed during manufacturing, allows the display of 3D content without the use of 3D glasses.

Safe Harbor for Forward-looking Statements

This news release may contain forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, they are based on management's current beliefs and assumptions as to future events. However, since the company's operations and business prospects are always subject to risk and uncertainties, the forward-looking events and circumstances discussed in this news release might not occur, and actual results could differ materially from those described, anticipated or implied. For a more complete discussion of such risks and uncertainties, please refer to the company's filings with the Securities and Exchange Commission.

For more information call Edward Carter at 980-348-8825